APCOA/Standard Parking                                              Exhibit 99.1
                                                              900 North Michigan
                                                                     Suite #1600
                                                        Chicago, Illinois  60611
                                                                  (312) 274-2000



FOR IMMEDIATE RELEASE

Contact:   Marc Baumann
           Chief Financial Officer
           (312) 274-2199

                        APCOA/STANDARD PARKING COMPLETES
                       EXCHANGE OFFER AND RECAPITALIZATION

CHICAGO, IL, January 14, 2002: APCOA/Standard Parking, Inc. ("APCOA/Standard Parking") announced today that it has completed an unregistered exchange offer with holders of its outstanding 9 1/4% Senior Subordinated Notes due 2008 ("9 1/4% Notes"). APCOA/Standard Parking received gross proceeds of $20.0 million and retired approximately $91.1 million of its outstanding 9 1/4% Notes, while issuing $59,285,000 of its new 14% Senior Subordinated Second Lien Notes due 2006 and 3,500 shares of its 18% Senior Convertible Redeemable Preferred Stock.

APCOA/Standard Parking intends to use the $20.0 million of cash proceeds to, among other things, increase liquidity, deleverage its balance sheet, pay fees and expenses related to the exchange offer and reduce its cash interest expense.

The securities issued in the exchange offer were not registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

APCOA/Standard Parking has approximately 13,700 employees and manages more than 1,950 airport and urban parking facilities in over 260 cities spanning 43 states and three Canadian provinces.

                                     * * * *

The foregoing contains certain "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information available to, management. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks relating to any improvement in our liquidity. Although APCOA/Standard Parking believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefor, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by APCOA/Standard Parking or any other persons that the objectives and plans of APCOA/Standard Parking will be achieved. APCOA/Standard Parking disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.